Exhibit 4.8

                              CONSULTING AGREEMENT

         Agreement made this 23rd day of April 2004 between China Wireless Communications, Inc. (hereinafter referred to as "Company"), and Doug Morgan (hereinafter referred to as "Consultant"):

         Company desires to engage Consultant to perform certain consulting services for Company and Consultant desires to perform such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Engagement; Scope of Services.

         Company hereby engages Consultant to perform the duties set forth in this Agreement. The engagement by Company of Consultant under this Agreement is non-exclusive and shall not limit Company's right to engage other persons (including but not limited to consultants and analysts) to conduct activities on behalf of Company. During the term of this Agreement Consultant may not perform comparable services for any person or entity involved in similar businesses in which Company (or any of its subsidiaries or affiliates) is engaged.

2.       Duties and Responsibilities of Consultant.

         2.1. Consistent with Consultant's experience and expertise in dealing with all areas regarding business development, marketing, research and analysis of the telecommunications field in the United States of America, Consultant shall advise and consult with Company's representatives or affiliated representatives on such subjects, meeting with them from time to time at the request of Company. At such meetings, Consultant shall advise, make recommendations, introduce marketing opportunities, prepare research and competitive analysis, present marketing plans devised by Consultant, offer ideas to promote the products and services of the Company and generally advise the Company on similarly related matters.

         2.2 Consultant's duties hereunder shall include, but not be limited to, (as such pertains to the Asian/Pacific Rim market):

                  2.2.6 Prepare and present corporate strategies and competitive analysis;
                  2.2.7 Prepare and present marketing plans for services and products;
                  2.2.8 Prepare and present business plans for services and products;
                  2.2.9 Provide due diligence consulting for proposed strategic alliance partners;
                  2.2.10 Provide market research of Tier 1 Carriers.

         2.3. Consultant shall submit and identify to Company all contacts for possible business relationships; however, Consultant shall inform such contacts that no obligation is created on the part of Company by virtue of such submission.

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         2.4      Consultant shall devote such time as, in the sole discretion of the Consultant, to the performance of his duties, is needed to fulfill his duties under all of the terms and conditions of this Agreement.

         2.5. Both parties intend this Agreement to be a personal contract and Consultant shall not assign or delegate any rights, duties or obligations arising under this Agreement without the prior written consent of Company, which consent may be withheld in Company's sole discretion.

3.       Representations, Warranties, Covenants, and Agreements of Consultant.

         3.1. Representations and Warranties. Consultant hereby represents and warrants to Company as follows:

         (a) Consultant is experienced in key strategic and operational disciplines required to build a business based on digital broadband radio (Fixed Wireless) technologies. Consultant also acknowledges that it is the policy of Company to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business, and Consultant warrants that he will not take any action which would constitute a violation of any law of any jurisdiction in which he performs services or of the United States.

         (b) The execution and performance of this Agreement by Consultant will not violate, or result in a default under, any agreement, law, statute, regulation, or other authoritative rule of any governmental body to which Consultant is a party or by which Consultant is bound.

         (c) There is no restriction upon Company disclosing to any person or entity (i) that Company has the relationship with Consultant provided for in this Agreement, (ii) that Consultant is to receive from Company compensation in connection with the performance of services hereunder, (iii) the amount of that compensation, or (iv) the terms upon which payment has been or will be made.

         (d) This Agreement, when executed, will constitute the valid and legally binding obligation of Consultant, fully enforceable against him in accordance with its terms. The execution and performance of this Agreement by Consultant will not violate any constitutional provisions, statutes, ordinances, regulations, tax codes, or other laws of the United States or the Laws of any other Country.

         (e) The services of the Consultant to be performed for the Company as set forth herein (i) are not in connection with the offer or sale of the Company's securities in a capital raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company's securities.

         (f) Consultant acknowledges that he is waiving his right to cash compensation and accepting the remuneration set forth herein in lieu thereof, and is aware of the risks related thereto.

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         (g)      Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Company, and any additional information which the Consultant has requested.

         (h) Consultant's investment in securities is reasonable in relation to the Consultant's net worth. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Company is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Company. Consultant is either (i) a sophisticated investor with such knowledge as is necessary to make an informed investment decision or (ii) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

         (i) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

         (j) Consultant has consulted with his own attorney regarding this Agreement and legal matters concerning the Company and with his tax advisor regarding the tax consequences of acquiring the Shares.

         3.2 Covenants and Agreements. Consultant hereby covenants with Company and agrees as follows:

         (a) Consultant shall not make use of any agent or consultant connection with the performing of any of his duties hereunder without the prior written approval of an authorized executive officer of Company. Notwithstanding anything to the contrary in this Agreement, Consultant may delegate administrative duties (including data processing and other ministerial functions) to third parties, so long as such third parties are informed of, and agree to be bound by, the provisions of Section 13 hereof.

         (b) Consultant shall not hold himself out, directly or by implication, as being an employee or contracting agent of Company.

         (c) Consultant shall not make any representation, directly or by implication that the Company has any obligation to any third party with respect to the payment of any of the payments to be made to Consultant hereunder.

         (d) In the performance of this Agreement, neither Consultant nor any employee or agent of Consultant shall, except as approved in writing in advance by Company, offer to pay, pay, promise to pay, or authorize the payment of, any money, or offer to give, give, promise to give, or authorize the giving of, anything of value, directly or indirectly, to any third person or entity.

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         (e)      Consultant hereby authorizes Company to disclose to any
governmental authority that properly requests such disclosure, (i) this Agreement, (ii) the amount of any compensation paid to Consultant hereunder, and the terms and manner of such payment, and (iii) such other information as may be required by law or regulation. Consultant agrees to provide to Company in a timely manner, any information necessary for Company to make such disclosure.

         (f) In performance of this Agreement, Consultant shall fully comply with all applicable laws governing the transactions undertaken, including without limitation all United States Federal and State securities laws.

         (g) Consultant shall inform Company immediately if any representation, warranty, covenant, or agreement contained in Section 3 hereof is no longer accurate.

         (h) The Consultant agrees to the inclusion of this Agreement and the contents hereof (including but not limited to the name of the Consultant) in a Form S-8 to be filed by the Company including the Shares.

4.       Compensation.

         Except as expressly provided herein, neither Company nor any parent, subsidiary, or affiliate of Company or joint venture in which Company may have an interest, shall be liable for any payment to Consultant.

         4.1. Company shall pay to Consultant, during the term of this Agreement, the sum of 83,333 shares of common stock @ $0.60 per share as follows: distributed on equal monthly allocation up until Expiration Date (as defined below).

5.       Apportionment of Expenses: Right To Audit.

         5.1. Consultant shall be reimbursed by the Company for all reasonable pre-approved expenses incurred by Consultant in the performance of his duties, as set forth in Paragraph 2.2, above.

         5.2. Requests by Consultant for reimbursement of expenses must be accompanied by an itemization of such expenses.

         5.3. All compensation and expense reimbursements are subject to audit by Company upon request by Company and Consultant agrees to cooperate fully with Company in the event of such a request.

6.       Term and Termination.

         6.1. Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue for a period of six (6) months, terminable as set forth in Section 6.2 below. If Consultant is actively engaged in promotion with respect to any business relationship at the date of termination of the Agreement, Company may, at its sole discretion, extend the term of this

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Agreement on a month-to-month basis. This Agreement may be extended for one additional twenty four-month period upon the mutual written agreement of the parties hereto.

         6.2.     Termination Rights.

         (a) Anything herein to the contrary notwithstanding, in the event that Company determines in good faith that its relationship with Consultant subjects Company or any of its employees to potential violations of any applicable law, regulation, or order, then this Agreement, and all obligations of Company hereunder, shall expire immediately upon Company giving notice to Consultant of such determination.

         (b) This Agreement may be terminated at any time without notice by Company (i) for illegal acts or willful neglect on the part of Consultant or Consultant's agents or employees, or (ii) in the event any representation, warranty, covenant, or agreement of Consultant contained in this Agreement shall prove to be inaccurate in whole or in part. No severance pay shall be payable, nor payments set forth herein but not yet paid, by Company to Consultant upon Consultant's termination, regardless of the reason of such termination. In the event the Consultant terminates this Agreement without cause the Consultant shall not be entitled to any payments which may or may not come due after such date.

7.       Indemnification.

         Consultant shall defend, indemnify and hold harmless Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorney's fees and related disbursements) incurred by reason of (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein, or (b) any breach by Consultant of any representation, warranty, covenant or agreement contained herein. Company shall have the right to offset against any fees or commissions due Consultant for any damage, cost, liability, expense, fee or other disbursement incurred by Company pursuant to this Section 7.

8.       Independent Status of Consultant.

         This Agreement establishes the rights, duties, and obligations of Company and Consultant, and does not create an employer-employee or agency relationship between Company, or any entity affiliated with Company, and Consultant, or any of Consultant's employees or agents. Consultant acknowledges and agrees that Consultant is an independent contractor to Company and Consultant shall not act as an agent of Company. As an independent contractor, Consultant shall be responsible for any social security taxes, insurance, and any other taxes or fees that are applicable to him and his employees and agents pursuant to the tax laws of the United States, or any state, thereof.

9.       Promotional Materials.

         From time to time, Company may furnish Consultant with such promotional data, materials and technical information as Company deems necessary for Consultant to have in the performance of her duties hereunder. Consultant shall use such materials in furtherance of the objectives of this Agreement and shall not disseminate the same except as set forth in Section 13.

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10.      Governing Law.

         This Agreement shall be governed by, and its terms and conditions shall be construed and enforced in accordance with the domestic laws of the State of Colorado of the United States of America excluding its principle of conflicts of laws and the parties hereto and hereby irrevocably submit to the jurisdiction and venue of the courts of the State of Colorado to resolve any disputes arising hereunder or related hereto.

11.      Assignment.

         Neither this Agreement nor any money due or to become due hereunder may be assigned, in whole or in part, by Consultant without the prior written consent of Company, which consent may be withheld in Company sole discretion.

12.      Notices.

         All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice) (a) personally delivered, (b) transmitted by postage prepaid registered mail (airmail if international), or (c) transmitted by telex, with postage prepaid mail information (airmail if international), to the parties as follows:


         12.1     If to Company:            China Wireless Communications, Inc.
                                            1746 Cole Boulevard, Suite 225
                                            Golden, Colorado 80401-3210
                                            Telephone: 303.277.9968
                                            Facsimile: 303.278.0092

         12.2     If to Consultant:         Doug Morgan
                                            21279 Meadowsweet Court
                                            Ashburn, VA 20147

         Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally, three (3) business days after posting if transmitted by mail, or the date of transmission with confirmed answer back if transmitted by telex, whichever shall first occur. Any party hereto may change its address for purposes hereof by written notice to the other party.

13.      Use of Information and Non-Solicitation.

         Any information including, but not limited to, data, business information, technical information, specifications, drawings, sketches, models, samples, tools, promotional material, computer programs and documentation, written, oral or otherwise together with analyses, compilations, comparisons,

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studies or other documents prepared by Consultant or his partners or employees which contain or reflect such information (all hereinafter designated "Information") furnish to Consultant hereunder or in contemplation hereof shall remain Company property or the property of the Company subsidiary or affiliate which furnished the Information to Consultant. All copies of such Information in written, graphic or other tangible form shall be returned to Company or such Company subsidiary or affiliate upon request. Unless such information was previously known to Consultant free of any obligation to keep it confidential or has been or is subsequently made public by Company or a third party without violation of this Agreement, it shall be kept confidential by "Consultant and his partners and employees: and shall be disclosed only upon the prior written consent of Company or upon such terms as may be agreed upon in writing by the parties. Any findings, reports, questionnaires, or other results of this Agreement shall be the exclusive property of Company including title to copyright in all copyrightable material and shall be considered a "work made for hire" in accordance with the copyright statute.
Consultant covenants and agrees that during this Agreement and the three (3) year period immediately following the termination of this Agreement (including any extensions hereof), Consultant shall not (1) directly or indirectly induce or attempt to induce any employee of Company which Consultant served during the term of this Agreement; provided, however, that Consultant may offer, take or receive any employment or services (on behalf of herself or on behalf of another) to any customer, partner or joint venturer of which, without any solicitation, inducement or direction by Consultant, has terminated contractual or other business relationships with Company.

14.      Miscellaneous.

         This Agreement constitutes the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements and understandings, whether written, oral or otherwise, between the parties, and may be altered or amended only in a writing signed by both parties. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by the other party of its obligations, representations, warranties, agreements or covenants hereunder shall be effective unless made in a writing, and no failure to pursue or elect any remedy with respect to any default under or breach of any provisions of this Agreement shall be deemed to be a waiver of any subsequent, similar or different default or breach. Consultant hereby consents and agrees that the Courts in the State of Colorado are the exclusive forum for litigation of any claim by Consultant arising under this Agreement. Consultant hereby irrevocably waives and relinquishes any right to bring or cause to be brought a claim in any judicial or administrative forum located outside of the State of Colorado of the United States of America.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

         ATTEST:                                /s/ DOUG MORGAN
                                                -----------------------------
                                                Doug Morgan


         China Wireless Communications, Inc.


         By: /s/ BRAD WOODS
             -----------------------------------
             Brad Woods, Interim President

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